EXHIBIT 10.140

Deed Poll of Indemnification

Dated 18 December 2012

Reynolds Group Holdings Limited

for the benefit and in favour of

the Indemnitees defined in this Deed Poll of Indemnification

(Luxembourg – Beverage Packaging Holdings (Luxembourg) V S.A.)

THIS DEED POLL OF INDEMNIFICATION is made on 18 December 2012

BY:

Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);

IN FAVOUR AND FOR THE BENEFIT OF:

Each Indemnitee (as defined below).

BACKGROUND

A.	The Luxembourg Obligor (as defined below) is an indirect subsidiary of RGHL and a member of the Reynolds group of companies (the “Reynolds Group”). The Luxembourg Obligor became a guarantor in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”) on 14 December 2012, and it is intended the Luxembourg Obligor will in the near future also become a security provider in respect of the Existing Financing Arrangements.

B.	In addition, the Luxembourg Obligor may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).

(The Existing Financing Arrangements together with the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

C.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.

It is the intention of RGHL that this document be executed as a deed poll (this “Deed Poll”) in favour and for the benefit of each Indemnitee.

THIS DEED POLL WITNESSES as follows:

1.	Definitions

“Indemnitee” means each person listed in Part B of the Schedule to this Deed Poll and, after the date of this Deed Poll, any person serving as or elected to or appointed to serve as a director or supervisory board member of the Luxembourg Obligor; and

“Luxembourg Obligor” means each company listed in Part A of the Schedule to this Deed Poll.

2.	Indemnification

Subject to an Indemnitee complying with the procedures in clause 4 below, RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Luxembourg Obligor in his or her capacity as a director or supervisory board member of that company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:

(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a Luxembourg Obligor or any affiliate of RGHL otherwise than pursuant to this Deed Poll; or

(e)	in connection with any proceeding (or part thereof) or appeal in relation to a proceeding initiated by an Indemnitee, unless:

(i)	such indemnification is expressly required to be made by law;

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Luxembourg Obligor; or

(iii)	such indemnification is provided by the relevant Luxembourg Obligor, in its sole discretion, pursuant to the powers vested in the Luxembourg Obligor under applicable law.

4.	Indemnification Procedure

4.1	To qualify for indemnification under this Deed Poll, each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll.

4.2	To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

4.3	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

4.4	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

5.	Severability

If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Deed Poll shall be governed by and its provisions construed in accordance with New Zealand law.

7.	Amendments

No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

8.	Continuation of Deed Poll

This Deed Poll shall remain in effect in favor and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a director or supervisory board member of the relevant Luxembourg Obligor, whether or not the term of service of such Indemnitee has concluded.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Reynolds Group Holdings Limited

/s/ Gregory Alan Cole
Name:	Gregory Alan Cole
Title:	Director

[Illegible]
Signature of witness

[Illegible]
Occupation

Auckland
City of Residence

Schedule

Part A

Luxembourg Obligor

•	Beverage Packaging Holdings (Luxembourg) V S.A.

Part B

List of Indemnitees

•	Pascal Beckers

•	Alexis de Montpellier

•	Shao Tchin Chan

•	Mark Dunkley

•	Andrew Liddell

•	Allen Hugli